NSAR ITEM 77O
VK Bond Fund
10f-3 Transactions


Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase
    1         France Telecom     Salomon Smith  2,000,000   0.06       3/7/01
                                 Barney
    2         Republic of Italy  Salomon Smith  850,000  0.04         3/29/01
                                 Barney
    3         Stora Enso         Goldman Sachs  500,000  0.07         5/17/01



Underwriters for #1
Salomon Smith Barney
Goldman Sachs & Co.
Morgan Stanley Dean Witter & Co.
UBS Warburgh


Underwriters for #2
Deutsche Bank AG London
Merrill Lynch International Ltd.
Salomon Smith Barney
ABN AMRO
Banca IMI
Lehman Brothers International (Europe)
Morgan Stanley Dean Witter
UBS Warburg



Underwriters for #3
Goldman Sachs & Co.
Salomon Smith Barney
Credit Suisse First Boston (Europr)
J.P. Morgan Securities
Merrill Lynch International LTD.
Morgan Stanley Dean Witter